NETTALK.COM, INC.
(A Development Stage Enterprise)

EXHIBIT 10.01

Marketing and Distribution Agreement between NetTalk.com, Inc. and OmniReliant Holdings Inc. dated March 13, 2009.

OmniResponse, Inc.
Marketing and Distribution Agreement

This Agreement by and between OmniReliant, Inc., its successors or assigns. (“ORI”) and NetTalk.com, Inc. Its successors or assigns (“NetTalk”) is made effective this 13th day of March, 2009. The Parties each agree to the terms of this Agreement which expression includes the following Terms and Conditions and the attached Term Sheets and Schedules

PART 1: TERM SHEET
PARTIES CONTACT INFO: LICENSOR
OmniReliant, Inc. (“ORI”), its successors or assigns
14375 Myerlake Circle
Clearwater, FL 33760
727-230-1031 Fax: 727-230-1032
Contact Paul Morrison, President  pmorrison@omnireliant.com

NetTalk.com, Inc.
1100 NW 163rd Dr
Suite 3
N. Miami Beach, FL 33169
305-621-1200 Alt. 888-621-1200 Fax. 305-621-1201
Email: nick@nettalk.com

PRODUCTS & DESCRIPTION
A suite of global internet telephone plans and products currently marketed under the name of NetTalk (“Products”) as more fully described in the attached Schedule in addition, various items that are upsell products are to be determined and shall be listed in the attached Schedule designated as Upsell Products. These Upsell Products may be changed from time to time based upon availability or other factors and the Schedule will be amended.

TERRITORY	United States – excluding leads from NetTalk.com

DISTRIBUTION CHANNELS
ORI shall market and distribute the Products through direct response television commercials, including an infomercial of approximately 28.5 minutes in length and shorter derivative versions of 30 seconds. 1 minute and 2 minutes (collectively referred to as “Commercials”).
NetTalk reserves the right to market and distribute the Products through its own channels, including direct marketing and media marketing other than infomercials – NetTalk will pay directly for the advertisements.

FINANCIAL TERMS
NetTalk shall fund the production costs for the commercials for a Production Fee payable to ORI of $100,000, and other valuable consideration. The Production Fee shall be payable upon execution of the Agreement. NetTalk shall pay all other costs in connection with the marketing and distribution of the Products except that ORI shall pay for media costs to air the Commercials. All revenues from the sale of Products shall be collected in a mutually satisfactory bank lockbox. ORI shall submit an accounting of each weekly media spend for the Commercials, and within 5 dates of receipt of said accounting an amount equal to 110% of each weekly media spend shall be remitted to ORI from the bank lockbox as the first funds out. In addition NetTalk shall pay to ORI an additional amount in accordance with the provisions in the Schedule designated as “Compensation Payable by NetTalk to ORI for Performer’s Royalty” for the purpose of paying the Performer that appears in the Commercials as per ORI’s ongoing obligations to said Performer.
Media cost is subject to prior review and approval from NetTalk.
Media invoices will be reimbursed at 110% net of all trade discounts given to OMNI.
Payment of $100,000 includes payment due to Beau Rials Direct, Inc. of $10,000.

TERM OF AGREEMENT
Commencing on Effective Date and continuing on an exclusinve basis provided ORI is actively marketing the Products.
The agreement shall be for one year term and renewable thereafter.
After initial year, agreement may be cancelled by either party upon written request 30 days prior to termination.

ORI /s/ Paul Morrison NetTalk /s/ Anastasios Kyriakides

SPECIAL TERMS AND CONDITIONS	1	ORI shall purchase and manage the media to air the Commercials and shall provide weekly reports of planned media spends and weekly reports of media that actually aired.

2
Upon execution of this agreement NetTalk shall issue to ORI or its designee 1,000,000 shares of common stock of NetTalk.com, Inc. in a manner that complies with all federal and state securities laws and regulations.

PART 2: TERMS AND CONDITIONS

1	Marketing and Distribution Rights

NetTalk grants to ORI the exclusive right to use the Commercials and other footage it may have in connection with te Products to advertise, promote, market, sell and otherwise distribute the Products, including all derivatives, line extensions and identified Upsell Products or component parts, described in the Schedule attached hereto and incorporated herin in the Distribution Channels as defined in the Term Sheet. NetTalk shall provide copies of all licenses and other agreements and instruments relating to the Products and NetTalk’s Intellectual Property. NetTalk represents, warrants and covenants that it has all necessary power and authority to grant to ORI the rights in this Agreement, and neither the granting of the rights nor the exercise of them by ORI will infringe or violate the intellectual property or other proprietary or intangible rights of any other person or entity.

Upsell Products need to be define in Schedule - missing

2
Non-Competition  In any part of the territory where ORI has exclusive marketing and distribution rights, NetTalk shall not, either alone or in participation with another person or entity market, distribute or license the Products or any Products so similar in design, composition, content or function to the Products as to compete directly with the Products for sale (‘Competing Products’), or use any of the Trademarks, the Infomercial or by any means or medium, without ORI’s prior written consent.

3
Termination.  Either party may terminate this Agreement upon 30 days notice to the other party upon the breach by the other party of any of its material representations, warranties, covenants or obligations under this Agreement. ORI shall have the right at any time to terminate this Agreement upon 30 days written notice to NetTalk. Notwithstanding any termination of this Agreement, ORI and NetTalk shall perform as though this Agreement were still in effect until all payments due to ORI by NetTalk have been satisfactorily paid.

The agreement shall be for one year term and renewable thereafter.
After initial year agreement may be cancelled by either party upon written request 30 days prior to termination.

ORI /s/ Paul Morrison NetTalk /s/ Anastasios Kyriakides

4	Miscellaneous

4.1
Entire Agreement Amendment    This Agreement (including the Schedule) contains the entire understanding of the parties with respect to the subject matter nereof and supersedes all prior agreements and understandings between them. Each party has executed this Agreement without reliance upon any promise, representation, or warranty other than those expressly set forth herein. No amendment of this Agreement shall be effective unless written and signed by both parties.  Schedules missing.

4.2
Indemnification    NetTalk shall indemnify and hold harmless ORI and its subsidiaries affiliates sub-distributors and sub-licensees and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever including without limitation, claims damages, judgments, awards, settlements, investigations, costs and reasonable legal fees (“Claims”) which any of them may incur or become obligated to pay as a result of (i) the legality of the state of the Products and the claims and representations of NetTalk in connection with the Products that have been approved by NetTalk for inclusion in the Commercials (ii) the use of Trademarks, NetTalk’s Artwork or other intellectual property, or (iii) the breach by NetTalk of any of its representations, warranties covenants or obligations under this Agreement.

4.3
Governing Law, Jurisdiction    This Agreement shall be deemed to have been executed in the State of New York and shall be interpreted, construed and enforced according to and governed by the laws of the State of New York without giving effect to any conflict of laws provisions.

Omni and NetTalk are both in Florida, therefore, agreement should be executed in Florida and governed by the laws of State of Florida

Signed for and on behalf of OmniReliant Holdings, Inc.		Signed for and on behalf of NetTalk.com, Inc.
By	/s/ Paul Morrison	By	/s/ Anastasios Kyriakides
	Paul Morrison, President		Anastasios Kyriakides, President

Date	March 13, 2009	Date	March 13, 2009

ORI  /s/ Paul Morrison            NetTalk  /s/ Anastasios Kyriakides

SCHEDULE

Main Offer of Products and Plans (TBD)

Upsell Products (TBD)

Compensation Payable by NetTalk to ORI for Performer’s Royalty

ORI shall be paid a Royalty equal to One (1%) percent of all Adjusted Gross Revenues, which is defined as NetTalk’s gross revenues generated by the Commercials for the Products, less shipping & handling charges, transportation fees, returns, bad debt and chargebacks, credit card fees and declines, as well as sales, excise, use, and any other taxes payable with respect to sales, which Adjusted Gross Revenues are generated by the Commercials in which Performer appears and for sales generated in any other channel of distribution if Performer’s Endorsement, voice or likeness are used in connection with the packaging, promotion, marketing and distribution of the Products by NetTalk. At such time as Performer has been paid a total Royalty of $50,000, then the Royalty amount shall be reduced from one (1%) percent to one-half (1/2%) percent on all additional Adjusted Gross Revenues. All Royalties shall be paid within 15 days of the end of each calendar month in which Adjusted Gross Revenues generated by the Products are received by NetTalk. NetTalk will assume all talent agreements. If we use them, agreement will be subject to direct negotiations with NetTalk.

Agreement with Beau Rials Direct, Inc. is excluded and will be signed by OMNI. NetTalk is not responsible for any payments due to Beau Rials Direct, Inc.

ORI  /s/ Paul Morrison            NetTalk  /s/ Anastasios Kyriakides